PORTICO FUNDS, INC.

                         DISTRIBUTION AND SERVICE PLAN


This Distribution and Service Plan (the "Plan") has been adopted by the Board of Directors of Portico Funds, Inc. in conformance with Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

SECTION 1. Upon the recommendation of Sunstone Financial Group, Inc. ("Sunstone"), the distributor and administrator of Portico Funds, Inc. ("Portico Funds"), any officer of Portico Funds is authorized to execute and deliver, in the name and on behalf of Portico Funds, written agreements based on the form attached hereto as Appendix A or any other form duly approved by the Board of Directors ("Agreements") with securities dealers, financial institutions and other industry professionals that are shareholders or dealers of record or which have a servicing relationship with the beneficial owners of Shares of Portico Funds ("Shareholder Organizations"). Pursuant to such Agreements, Shareholder Organizations shall provide distribution and support services as set forth therein to their clients who acquire and beneficially own Shares of any Fund offered by Portico Funds in consideration of a fee, computed monthly in the manner set forth in the Agreements, at an annual rate of up to .25% of the average daily net asset value of the Shares beneficially owned by such clients. Firstar Trust Company and its affiliates are eligible to become Shareholder Organizations and to receive fees under this Plan.

SECTION 2. Sunstone shall monitor the arrangements pertaining to Portico Funds' Agreements with Shareholder Organizations in accordance with the terms of Sunstone's administration agreement with Portico Funds. Sunstone shall not, however, be obliged by this Plan to recommend, and Portico Funds shall not be obliged to execute, any Agreement with any qualifying Shareholder Organization.

SECTION 3. So long as this Plan is in effect, Sunstone shall provide to Portico Funds' Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

SECTION 4. This Plan shall become effective immediately with respect to each particular Fund upon the approval of the Plan (and the form of Agreement attached hereto) by (a) a majority of the Board of Directors, including a majority of the Directors who are not "interested persons," as defined in the Act, of Portico Funds and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Agreement), and (b) a majority (as defined in the Act) of the outstanding Shares of such Fund.

SECTION 5. Unless sooner terminated, this Plan shall continue until February 29, 1995 and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner set forth in Section 4(a).

SECTION 6. This Plan may be amended at any time with respect to any Fund by the Board of Directors, provided that (a) any amendment to increase materially the costs (whether for distribution or any other purpose) which such Fund may bear pursuant to this Plan shall be effective only upon the favorable vote of a majority (as defined in the Act) of the outstanding Shares of such Fund, and (b) any material amendment of the terms of this Plan shall become effective only upon the approvals set forth in Section 4(a).

SECTION 7. This Plan is terminable at any time with respect to any Fund by (a) vote of a majority of the Disinterested Directors, or (b) vote of a majority (as defined in the Act) of the Shares of such Fund.

SECTION 8. While this Plan is in effect, the selection and nomination of those Directors who are not "interested persons" (as defined in the Act) of Portico Funds shall be committed to the discretion of such non-interested Directors.

SECTION 9. All expenses incurred by Portico Funds with respect to the Shares of a particular Fund in connection with Agreements and the implementation of this Plan shall be borne entirely by such Fund.

SECTION 10. This Plan was originally adopted by Portico Funds as of February 25, 1988, and last readopted as of February 15, 1991.